UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RIVIERA HOLDINGS CORPORATION

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On April 6, 2006, Riviera Holdings Corporation issued the following press release:

Riviera Holdings Corporation

2901 Las Vegas Boulevard South

Las Vegas, NV 89109

Investor Relations: (800) 362-1460

TRADED: AMEX – RIV

www.theriviera.com

For Riviera Holdings Corporation:	For Riviera Acquisition Holdings Inc.
Duane Krohn, Treasurer and CFO	Scott Butera, President
(702) 794-9527	(702) 938-9880

FOR IMMEDIATE RELEASE:

RIVIERA HOLDINGS CORPORATION AGREES TO BE ACQUIRED

BY INVESTMENT GROUP FOR $17 PER SHARE IN CASH

LAS VEGAS, NV — April 6, 2006 - Riviera Holdings Corporation (AMEX:RIV) and Riv Acquisition Holdings Inc., a company owned by a private investment group, today announced they have entered into a definitive merger agreement under which all of the outstanding shares of Riviera Holdings Corporation will be acquired for $17.00 per share in cash, other than shares held by William L. Westerman, Riviera’s chief executive officer. As previously reported, Mr. Westerman has agreed to sell his shares to the investment group for $15 per share in cash and to vote his shares in favor of the acquisition. The acquisition represents a premium of 21% over Riviera’s closing stock price on December 23, 2005, the last full trading day before the agreement with Mr. Westerman was reported, and a premium of 13.3% over Riviera’s closing stock price on March 22, 2006, the day before Riviera reported that it had resumed discussions with the investment group at $17 per share. The total acquisition price is approximately $426.5 million, including the repayment or assumption of approximately $215 million in outstanding Riviera Holdings Corporation debt.

William L. Westerman, Chief Executive Officer of Riviera Holdings Corporation, said “I am extremely pleased that the long-term investors in our company will have the opportunity to realize a significant premium over the historical price of our company’s stock.

“Also, Riviera is gratified that the investment group recognizes the value of the Riviera properties as an ongoing operating entity and that the group plans to invest additional capital to enable Riviera to maintain its competitive position and grow.”

The private investment group that owns Riv Acquisition Holdings Inc. is led by Chicago developer and casino investor Neil Bluhm, Starwood Capital Group Chairman and CEO Barry Sternlicht, 30-year Las Vegas-based real estate developer Brett Torino and Paul C. Kanavos, Chairman and CEO of Flag Luxury Properties, LLC. The Managing Partners of Flag Luxury Properties are Mr. Kanavos and Robert Sillerman.

Scott Butera, on behalf of Riv Acquisition Holdings Inc., said, “The group looks forward to working with the existing management team and employees on a long-term strategy for Riviera. Investment in the nostalgic Las Vegas Strip resort is long overdue and it is now important to provide the Riviera with the necessary capital and resources to compete in its market segment.”

Mr. Bluhm said, “Our investment group has the resources and patience to commit significant capital and implement a long-term strategy to re-position the Riviera as a competitive Las Vegas Strip property and manage operations at both the Las Vegas and Black Hawk properties after the closing of the merger.”

The transaction is subject to the approval of Riviera Holdings Corporation’s shareholders and the satisfaction of customary closing conditions, including all necessary Nevada and Colorado gaming and other governmental approvals. The transaction is not subject to a financing contingency. Due to the time required to receive all necessary governmental approvals, it is expected that the transaction will be completed in the first half of 2007.

Bear Stearns & Co., Inc. served as financial advisor to Riv Acquisition Holdings Inc. and Cadwalader Wickersham & Taft LLP acted as legal advisor. Jefferies & Company, Inc. served as financial advisor to Riviera Holdings Corporation and Gordon & Silver, Ltd. acted as legal advisor.

About Riviera Holdings Corporation

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera’s stock is listed on the American Stock Exchange under the symbol RIV.

About Riv Acquisition Holdings Inc. And Its Principals

Riv Acquisition Holdings Inc. is comprised of four preeminent developers whose careers have generated over $50 billion in real estate developments and acquisitions during the past 35 years. The acquiring entities include the following companies and developers: High Desert Gaming, LLC, Neil G. Bluhm; Rivacq LLC, Barry Sternlicht; RH1, LLC, Brett Torino; and Paul C. Kanavos, Flag Luxury Riv, LLC. Mr. Bluhm has developed and acquired luxury hotels, office buildings and mixed-use projects totaling more than $25 billon in a career spanning 35 years. Mr. Sternlicht is Founder and Chairman of Starwood Capital Group, LLC, one of the nation’s most active and successful real estate investment firms, with over 280 separate transactions since 1991. Mr. Torino, a prominent member of the Las Vegas community for more than 30 years, developed a highly successful building and development enterprise in the Southwest and has built and acquired dozens of other successful commercial and multi-family residential projects in Nevada, California, Colorado and Arizona. Mr. Kanavos is Founder and Chairman of Flag Luxury Properties, LLC and has recently developed The Ritz-Carlton, Golf Club and Spa, Jupiter; The Ritz-Carlton, South Beach; and the Temenos Anguilla, a St. Regis Resort.

Information in this press release concerning Riv Acquisition Holdings Inc. and its principals has been provided by Riv Acquisition Holdings Inc.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the pending acquisition of Riviera, the investment group’s post-acquisition plans for Riviera’s properties and management, and Riviera’s ability to maintain or strengthen its competitive position following the acquisition. We caution you that actual results might differ materially from what is reflected in the forward-looking statements in this news release due to various factors, including the possibility that the acquisition might not receive the necessary approvals or might not be consummated for other reasons. Although we believe that the forward-looking statements in this news release are reasonable at the present time, we may not achieve or we may modify our plans, objectives and expectations. You should read this news release completely and with the understanding that actual future results may be materially different from what we expect. We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Riviera Holdings Corporation will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Riviera and its officers and directors may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information regarding such individuals is included in Riviera’s proxy statement relating to its 2005 annual meeting of stockholders previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statement relating to the merger and other relevant documents when they become available, as well as other proxy statements and materials concerning Riviera filed with the SEC at the SEC’s website at http://sec.gov. Free copies of Riviera’s SEC filings are also available on Riviera’s internet website at http://theriviera.com.